Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Pre-Effective Amendment to Registration Statement No. 333-257789 on Form N-2 of Oaktree Diversified Income Fund, Inc. of our report dated October 8, 2021, relating to the financial statements of Oaktree Diversified Income Fund, Inc. as of and for the period from June 24, 2021 (Date of Formation) through October 4, 2021, appearing in the Statement of Additional Information, which is part of such Registration Statement, and references to us under the headings “Independent Registered Public Accounting Firm” appearing in the Prospectus and the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 22, 2021